As filed with the Securities and Exchange Commission on July 19, 2012

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA 3C GROUP
(Exact name of registrant as specified in its charter)

Nevada	88-0403070
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.

368 HuShu Nan Road
HangZhou City, Zhejiang Province, China 310014
(Address of Principal Executive Offices) (Zip Code)

China 3C Group 2012 Omnibus Securities and Incentive Plan
(Full title of the plan)

Zhenggang Wang, Chief Executive Officer
China 3C Group
368 HuShu Nan Road, HangZhou City, Zhejiang Province, China 3100014
(Name and address of agent for service)

086-0571-88381700
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service to:

Mitchell S. Nussbaum, Esq.

Angela M. Dowd, Esq.

Loeb & Loeb LLP
345 Park Avenue, New York, NY 10154
Phone: (212) 407-4000 Facsimile: (212) 407-4990

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE		PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, par value $0.001 per share	17,500,000	$0.05	(2)	$875,000	$100.28
Total	17,500,000	$0.05		$875,000	$100.28

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement registers an indeterminate number of additional shares of common stock that may be issuable as a result of a stock split, stock dividend, or similar transaction involving the registrant’s common stock.

(2)	Estimated solely for the purpose of calculating the proposed maximum aggregate offering price and the registration fee pursuant to Rule 457(h) of the Securities Act, based upon the average of the high and low closing bids of China 3C Group Common Stock as reported on the OTC Bulletin Board on July 16, 2012, under the symbol “CHCG.OB.”

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the China 3C Group. 2012 Omnibus Securities and Incentive Plan, covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, China 3C Group. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Zhenggang Wang, at the address and telephone number on the cover of this Registration Statement.

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Part II
Information required in the registration statement

Item 3.	Incorporation of Documents by Reference

The following documents filed by China 3C Group (the “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement.

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on April 16, 2012.
(b)	The Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010 filed with the SEC on March 23 , 2012.
(c)	The Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011 filed with the SEC on June 4, 2012.
(d)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31 , 2012 filed with the SEC on May 16, 2012.
(e)	The Company’s Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2011 filed with the SEC on June 4, 2012.
(f)	The Company’s Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2011 filed with the SEC on June 20, 2012.
(g)	The Company’s Quarterly Report on Form 10-Q/A for the quarterly period ended November 30, 2011 filed with the SEC on June 20, 2012.
(h)	The Company’s Current Report on Form 8-K, dated May 17, 2012, filed with the SEC on May 23, 2012.
(i)	Description of the Registrant’s Common Stock contained in the Registration Statement on Form 10-SB, SEC File No. 000-28767, filed with the SEC on January 5, 2000 pursuant to Section 12 of the Securities Exchange Act of 1934, together with any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement.

Experts

The consolidated balance sheets of China 3C Group and subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years ended December 31, 2011, 2010 and 2009 have been audited by Goldman Kurland and Mohidin, LLP, an independent registered public accounting firm, as set forth in their reports incorporated by reference and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Documents incorporated herein by reference in the future will include financial statements, related schedules (if required), management’s assessment of the effectiveness of internal control over financial reporting and independent auditor’s reports. These financial statements and schedules and the effectiveness of internal control over financial reporting will have been audited (if required) to the extent and for the periods set forth in such reports by the firm rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, such financials statements and schedules and opinion regarding the effectiveness of internal control will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

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Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

China 3C Group is a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of fiduciary duties owed to the corporation, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. China 3C Group’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws (collectively, the “Charter Documents”) do not alter the provisions of Section 78.138.

Section 78.7502 of the NRS permits a corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, including an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. However, the corporation may not provide indemnification for any claim, issue, or matter if the director or officer is adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court adjudication the matter determines that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the NRS also requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of NRS permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of NRS provides that a corporation may be required by its articles of incorporation, bylaws, or agreement to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation. Section 78.751 of NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement. China 3C Group’s Charter Documents do not provide for the advancement of expenses upon an undertaking for reimbursement or provide for any other rights of indemnification in addition to the statutory rights discussed above.

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Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1	China 3C Group 2012 Omnibus Securities and Incentive Plan

5.1	Opinion of Lewis and Roca LLP

23.1	Consent of Lewis and Roca LLP (included in exhibit 5.1).

23.2	Consent of Goldman Kurland and Mohidin, LLP

24	Power of Attorney (included on the signature page)

Item 9.	Undertakings

(a)  The Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Hang Zhou City, Zhejiang Province, China, on this 19th day of July, 2012.

CHINA 3C GROUP

By:	/s/ Zhengang Wang
	Name:	Zhenggang Wang
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zhenggang Wang and Weiping Wang, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Date: July 19, 2012	/s/ Zhengang Wang
Zhenggang Wang
Chief Executive Officer and Chairman
(Principal Executive Officer)

Date: July 19, 2012	/s/ Xinchuan Kong
Xinchuan Kong
President

Date: July 19, 2012	/s/ Weiping Wang
Weiping Wang
Chief Financial Officer
(Principal Accounting and Financial Officer)

Date: July 19, 2012	/s/ Chenghua Zhu
Chenghua Zhu
Director

Date: July 19, 2012	/s/ Mingjun Zhu
Mingjun Zhu
Director

Date: July 19, 2012	/s/ Rongjin Wang
Rongjin Wang
Director

Date: July 19, 2012	/s/ Wei Kang Gu
Wei Kang Gu
Director

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Item 2.	EXHIBIT INDEX

Exhibit Number	Description

4.1	China 3C Group 2012 Omnibus Securities and Incentive Plan

5.1	Opinion of Lewis and Roca LLP

23.1	Consent of Lewis and Roca LLP (included in exhibit 5.1).

23.2	Consent of Goldman Kurland and Mohidin, LLP

24	Power of Attorney (included on the signature page)

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